Exhibit 99.1

Know Labs Announces Effectiveness of Name Change and New Trading Symbol

Seattle, WA. – May 25, 2018 – Know Labs, Inc. (f/k/a Visualant, Incorporated) (OTCQB: KNWN) – a provider of identification, authentication and diagnostic solutions, announced today that on May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) has approved the effectiveness of a change in the Company’s name from “Visualant, Incorporated” to “Know Labs, Inc.” and a change in the Company’s ticker symbol from “VSUL” to the new trading symbol “KNWN” which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, a new CUSIP number was assigned to the company’s Common Stock. The new CUSIP for the Company’s Common Stock is 499238103.

Phil Bosua, Chief Executive Officer, stated, “It’s great to get approval for the name change to Know Labs, Inc which represents our new vision and focus. We will soon be announcing our new product and technology discovery. The technology embodies our new Bio-RFID™ platform. With this platform you will know more about the inner workings of your body to better manage your health and wellness. We’re also happy to get the trading symbol “KNWN.” We expect our product and company to be well known in the near future.

About Know Labs, Inc.

Know Labs, Inc. (f/k/a Visualant Incorporated) is a public company whose shares trade under the stock symbol “KNWN.” The company’s technology directs structured light or radio waves through a substance or material to capture a unique molecular signature. The Company refers to these signatures as ChromaID™ and Bio-RFID™. ChromaID and Bio-RFID are used to identify, detect, or diagnose substance markers or biomarkers that may be invisible to the human eye. ChromaID and Bio-RFID scanner modules can be integrated into a variety of mobile or bench-top form factors. This patented and patent pending, award-winning technology makes it possible to effectively conduct analyses that could only previously be performed by invasive and/or large and expensive lab-based tests. For more information on Know Labs, visit the company’s website at www.knowlabs.co

Know Labs, Inc. Contact:

Mike Grabham

mike@knowlabs.co

Ph. 206-354-8751